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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         Dover Investments Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Class A Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  260152103000
            ------------------------------------------------------
                                 (CUSIP Number)

                              Rod J. Howard, Esq.
                          Gray Cary Ware & Freidenrich
                           A Professional Corporation
                              400 Hamilton Avenue
                            Palo Alto, CA 94301-3699
                                 (415) 328-6561
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                April 16, 1997
            ------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Leeward Capital, L.P.
      94-3259184
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC,OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(3)

      N/A
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            47,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             47,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      47,500

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (See Instructions)

      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.305%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      PN (Limited Partnership)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                               Page 2 of 6 pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Leeward Investments, LLC
      94-3259183
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC,OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(3)

      N/A
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            47,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             47,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      47,500

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (See Instructions)

      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.305%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      OO (Limited Liability Company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                               Page 3 of 6 pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eric P. Von der Porten
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      PF,OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(3)

      N/A
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            47,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             47,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      47,500

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (See Instructions)

      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.305%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                               Page 4 of 6 pages

          This Statement constitutes Amendment No. 1 to the Schedule 13D filed jointly on March 7, 1997 by (1) Leeward Capital, L.P., a California limited partnership ("Leeward Capital"), (2) Leeward Investments, LLC, a California limited liability company ("Leeward Investments"), and (3) Mr. Eric P. Von der Porten, a natural person whose principal occupation is Manager of Leeward Investments (the "Schedule 13D") with respect to Class A Common Stock, $0.01 par value, of Dover Investments Corporation ("Dover") (the "Dover Common Stock"). Only those items which are hereby reported are amended. All other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Schedule 13D as amended to date, unless otherwise indicated herein.

Item 3.  Source and Amount of Funds or Other Consideration.
-----------------------------------------------------------

Item 3 is hereby amended by the addition of the following:

               Since the last filing, Leeward Capital has purchased a total of 9,000 shares of Dover Common Stock at an aggregate sales price of $49,807.50. All transactions were open market sales made through Furman Selz, LLC.

Item 5.  Interest in Securities of the Issuer.
----------------------------------------------

Each subsection of Item 5 is hereby amended by the addition of the following:

               (a) As of close of business on April 16, 1997, Leeward Capital owns 47,500 shares of Dover Common Stock, or 7.305% of the outstanding shares of Dover Common Stock, based upon the outstanding shares of Dover Common Stock disclosed in Dover's 1996 Proxy Statement.

               (b) Each of the Reporting Persons may be deemed to have beneficial ownership and sole voting and dispositive power with respect to the 47,500 shares of Dover Common Stock owned by Leeward Capital.

               (c) Since the filing of Schedule 13D, Leeward Capital has engaged in the following transactions with respect to the Dover Common Stock:


                                              Number of      Price
                                               Shares         Per        How
Purchaser                 Trade Date        Bought/(Sold)    Share     Effected
---------               --------------      -------------    -----     --------
Leeward Capital         March 21, 1997          5,000       $5.5600       Open
                                                                         market

Leeward Capital         April 16, 1997          2,500       $5.4550       Open
                                                                         market

Leeward Capital         April 25, 1997          1,500       $5.5800       Open
                                                                         market


                               Page 5 of 6 Pages

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 29, 1997



LEEWARD CAPITAL, L.P.                   LEEWARD INVESTMENTS, LLC



/s/ LEEWARD CAPITAL, L.P.               /s/ ERIC P. VON DER PORTEN
-------------------------               --------------------------
By:  Leeward Investments, LLC           By:  Eric P. Von der Porten
Its:  General Partner                   Its:  Manager



/s/ ERIC P. VON DER PORTEN
---------------------------
Eric P. Von der Porten

                               Page 6 of 6 Pages